Exhibit (i)

                           PURCHASE AND SALE AGREEMENT


      THIS PURCHASE AND SALE AGREEMENT, dated April 12, 2000, between KFx Fuel Partners, L.P., a Limited Partnership organized under Delaware Law (Seller") and Landrica Development Company, a South Dakota corporation, ("Buyer"). Collectively Seller and Buyer shall be referred to as the "Parties", or individually as a "Party").

                                   WITNESSETH:

      WHEREAS, Seller is the owner of a 500,000 ton per year facility to beneficiate coal into "K-Fuel" (the "Plant"), together with a rail loop ("Rail Loop"), and Pit #1 ("Pit #1") as more fully described in Exhibit 1, located on Seller's property located northwest of Gillette, Wyoming, USA, which property is more particularly described in Exhibit 2 hereto (the "Land"). The Plant, Land, Rail Loop and Pit #1 are collectively referred to herein as the "Property"; and

      WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller the Property on the terms and conditions set forth herein; and

      NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties hereto agree as follows:

1.    Sale of the Land and the Property; Retained Items.

      (A) On the date of the Closing of this transaction (as defined in Section 2 below) Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in the Property identified on Exhibits 1 and 2, the Assigned Contracts and Agreements listed in Exhibit 3 and the Assigned Permits and Licenses listed in Exhibit 4, hereto (the "Assigned Contracts" and the "Assigned Permits"). Upon and after such purchase and sale, the Buyer shall assume full responsibility and all liabilities and obligations arising out of the Property, the Assigned Contracts and the Assigned Permits, except for the Retained Items, described below, for which Seller shall retain all rights, obligations and liabilities.

      (B) Seller shall retain all rights, claims and obligations arising out of the following (the "Retained Items"):

      (i) All rights, causes of action, obligations, liabilities, rights to recovery, judgments, responsibility for mechanics liens and control of the litigation, arising out of the litigation styled as Fidelity and Deposit of Maryland as subrogee for
                         ------------------------------------------------
               Walsh Construction Company, a Division of Guy F. Atkinson
               ---------------------------------------------------------
               Company, now known as A.T.K.N. Company v. KFx Fuel Partners,
               ------------------------------------------------------------
               L.P. a/k/a/ KFx Fuels, L.P., Civil Action No. 21753 District
               ----------------------------
               Court of Wyoming Sixth Judicial District, as described in
               Exhibit 5.

      (ii)     All rights to  production  tax credits  occurring to Seller under
               Section 29 of the Internal Revenue Code arising out of K-Fuel produced by the Plant prior and up to the Closing Date.

      (iii)    All cash and cash equivalents of Seller.

      (iv) All accounts and notes receivable arising out of or resulting from or relating to the Property prior and up to the Closing Date.

      (v) All computer and related equipment and software of Seller except to the extent such equipment and software is part of the process control system for operation of the Plant.

      (vi) All rights under insurance policies of Seller and its affiliates relating to the Property.

      (vii)    All tax refunds and income tax obligations of Seller.

      (viii) All obligations with respect to employees of Seller which obligations and liabilities have their origins to a time prior to the Closing Date.

      (ix) All obligations arising under contracts or agreements entered into by Seller whether or not listed on Exhibit 3, to the extent such obligations have their origins arising prior to the Closing Date; provided however, Seller shall not retain any obligations with respect to the Assigned Contracts or Assigned Permits except as specifically provided herein.

      (x) All books, records and files of Seller, including file cabinets containing such files, except those needed for the operation of the Plant.

2.     Closing.

      (A) Closing. The Closing of the transaction contemplated hereby and the transfer of the Property (the "Closing") shall occur at the offices of Joseph Butler, Bangs, McCullen, Butler, Foye & Simmons, LLP, 818 St. Joe Street, Rapid City, SD 57709 within three days of the satisfaction of the conditions to closing set forth herein (the "Closing Date"). If the Closing Date has not occurred by April 28, 2000, because of a failure to achieve a closing condition set forth in Article 7 (Seller's Conditions), Seller may terminate this Agreement, without any liability to Buyer or extend the deadline for Closing up to 60 calendar days. If the Closing Date has not occurred by April 28, 2000, because of a failure to achieve a closing condition set forth in Article 8 (Buyer's Conditions), Buyer may terminate this Agreement without any liability to Seller, or extend the deadline for Closing for up to 60 calendar days. In the case of any such extension of the term hereof, the Parties will work in good faith to satisfy the condition. At the expiration of 60 calendar days or any such earlier deadline for Closing, absent further agreement of the parties, this Agreement shall terminate.

      (B) Purchase Consideration. The consideration for Seller to sell the Property shall be (i) Buyer's assumption of the reclamation obligations of Seller to the State of Wyoming for the Property, provided such assumption is satisfactory to Seller, (ii) a general release of claims from Wyodak Resources Development Corporation in accordance with Section 15 hereof; and (iii) achievement of all of Seller's conditions in Article 7 herein.

      (C) Actions at Closing. When all the conditions to Closing set forth in Articles 7 and 8 hereto have been satisfied within the time limits set forth in
Section 2 (A) above, the Parties shall proceed to Closing as soon as possible, and neither Party shall then have any further right to terminate this Agreement. At the Closing, the Seller shall convey to Buyer: (i) the Land and Pit #1 by means of deeds in the form specified in Exhibit 6 hereto; (ii) the Plant to Buyer by a Bill of Sale and Assignment in the form of Exhibit 7 hereto; (iii) the Assigned Agreements and Permits by an Assignment of Contracts and Permits in the form of Exhibit 8 hereto; (iv) Seller shall convey, or cause Wyoming Coal Resources Company Inc. to convey, a deed for the Rail Loop to Buyer; and (v) Seller shall convey all of its rights to the wells located on the Property by appropriate deeds.

3. Taxes.Utilities; Operating Costs Any real property taxes with respect to the Property and any personal property taxes with respect to the Plant or the Property and any other special assessments with respect to the Property shall be prorated as of the Closing Date on a daily basis. Any taxes, excise taxes, fees or costs related to the transfer of the Property as a result of this Agreement shall be shared equally by Buyer and Seller. Seller shall be responsible for all utilities and operating costs related to the Property through the Closing Date, including, but not limited to, electricity, gas and payments due under any contract which were due on or before the Closing Date, including accrued and unpaid monthly lease payments through April 30, 2000 owed to Air Liquide under the Lease Agreement between Air Liquide and Seller, but not including any Lease Cancellation Payment which may be owed thereunder, and also not including any prepayment obligations arising under Assigned Contracts.

4. Representations and Warranties of Seller. The Seller represents and warrants to Buyer as of the Closing Date to the matters set forth in Paragraph 4 below:

      (A) Seller is a duly organized limited partnership or corporation, validly existing and in good standing under the laws of the State of Wyoming, and is duly qualified to conduct business in Wyoming. Seller has the requisite power and authority to execute and deliver this Agreement and each document contemplated hereby and to perform its obligations thereunder.

      (B) The execution, delivery and performance of this Agreement and each document, instrument or agreement executed pursuant to this Agreement by the Seller and the consummation of the transactions contemplated thereby (i) have been duly authorized by all necessary partnership action; (ii) no other partnership action on the part of the Seller is necessary to authorize and approve the execution, delivery and performance of this Agreement or any other document or agreement contemplated hereby or the consummation of the transactions contemplated thereby; and (iii) will not violate Seller's partnership agreement or cause breach of any other agreement, instrument, order or decree of any court or governmental body or governmental authorization, except to the extent consents to transfer or assignments must be obtained from governmental agencies.

      (C) This Agreement has been duly executed and delivered by the Seller, and assuming due authorization, execution and delivery by Buyer, this Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

      (D) The Seller has  merchantable  title to the  Property  (except the Rail
Loop) free and clear of all liens, charges, claims, pledges, security interests, and encumbrances placed by Seller, except for a mechanics lien related to the Walsh/Fidelity litigation (for which a surety bond will be obtained by Seller in the form of Exhibit 15, hereto or Seller will obtain a complete release of the mechanics lien), and otherwise subject to any liens, claims and encumbrances listed in Exhibit 10 or listed in the special warranty deed in Exhibit 6, hereto. Seller makes no representation or warranty of any kind hereunder with respect to title to the Rail Loop.

      (E) To Seller's actual knowledge, and subject to the exceptions specified in Exhibit 11, Seller is in material compliance as of the Closing Date with Federal, State and local environmental laws and regulations with respect to the Property. Seller's knowledge shall be solely determined by the actual knowledge as of the Closing Date of the individuals listed in Exhibit 12.

      (F) Exhibit 3 is a list of all Assigned Contracts and Agreements.

      (G) Exhibit 4 is a list of all Assigned Permits and Licenses.

      (H) Except as specified in Exhibit 13, there are no claims, actions, suits proceedings, civil or criminal, pending or to the knowledge of Seller, threatened against the Seller as it concerns the Property which is the subject of this transaction which if decided adversely to Seller, would have a material adverse effect on the Property.

      (I) Seller has entered into the Patent and Technology  License attached in
Exhibit 14, which shall be assigned to Buyer with such consents from KFx, Inc. as may be required.

5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the Closing Date as follows:

      (A) Buyer is a corporation duly organized and validly existing under the laws of South Dakota. Buyer has the corporate power and authority to execute and deliver this Agreement and each document, contemplated thereby and to perform its obligations thereunder.

      (B) The execution, delivery and performance of this Agreement and each document pursuant to this Agreement by Buyer and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action, and no other corporate action on the part of Buyer is necessary to authorize and approve the execution, delivery and performance of this Agreement or any other document contemplated hereby or the consummation of the transactions contemplated thereby. Buyer is not subject to any provision of its charter or by-laws or any agreement, instrument, governmental authorization or order or decree of any court or governmental body which would prevent consummation of the transactions contemplated by this Agreement.

      (C) This Agreement has been duly executed and delivered by Buyer, and assuming due authorization, execution and delivery by Seller, this Agreement constitutes the legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms.

6. Disclaimer of Representations and Warranties; Survival:

      (A) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PROPERTY, AND THE ASSIGNED CONTRACTS AND PERMITS ARE SOLD "AS IS" AND "WITH ALL FAULTS," AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OR MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE. Buyer acknowledges that Buyer has had full access to the Property and in making its decision to enter into this Agreement has relied upon and made its own investigation as to the state of the Property.

      (B) The representations and warranties of Seller and Buyer shall survive for eighteen (18) months after date of this Agreement, and thereafter shall expire.

7. Seller's Conditions Precedent to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions ("Seller's Conditions"):

      (A) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date.

      (B) Buyer shall have performed and complied with all provisions of this Agreement required to be performed or complied with by Buyer as of the Closing Date.

      (C) The Exhibits hereto are completed on terms and conditions reasonably satisfactory to Seller.

      (D) Buyer has provided a Reclamation Performance Bond satisfactory to Seller to cover the total cost of reclamation of Property, including Plant, the Land, the Rail Loop and Pit #1, and such Bond has been accepted in writing by The Wyoming Department of Environmental Quality, and the Wyoming DEQ has released Seller and its affiliates from all reclamation liabilities related to the Property, the Land, the Rail Loop and Pit #1.

8. Buyer's Conditions Precedent to Closing: The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions:

      (A) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made at that time.

      (B) Seller shall have performed and complied with all provisions of this Agreement required to be performed or complied with by Seller as of the Closing Date.

      (C) The Exhibits hereto are completed on terms and conditions reasonably satisfactory to Buyer.

      (D) Seller provides surety Bond in the form of Exhibit 15 providing surety with respect to the mechanics lien arising out of the Walsh/Fidelity litigation, or alternatively, Seller provides Buyer evidence of a complete release of said mechanics lien.

     (E) Thermo Ecotek Corporation has entered into an assignment to the Buyer for 2,000,000 shares of the Stock of KFx Inc. owned by Thermo Ecotek Corporation which have been registered with the Securities and Exchange Commission by an S-3 registration statement file by KFx, Inc. on July 7, 1999. Thermo Ecotek Corporation makes no representation or warranty with respect to the value of KFx, Inc. or the Stock.

      (F) Seller and its affiliates have received a full and final release satisfactory to Seller in the lawsuit styled Wyoming Coal Resources Company v. KFx Fuel Partners L.P. and Thermo Ecotek Corporation, Civil No. 22108, District Court of Wyoming, Sixth Judicial District. Buyer shall have received from Wyoming Coal Resources Company a special warranty deed to the Rail Loop.

      (G) Payment to Buyer of $50,000 by each General Partner of Seller.

9.    Covenants.

      A) Seller Covenant. After the date hereof and prior to Closing, Seller shall provide Buyer reasonable and continuous access to the Property and to Seller's books and records related to the Plant and equipment, except for Seller's financial, tax and litigation related books, records and documents.

      (B) Buyer Covenant. As of the date hereof and after the Closing Date Buyer shall take all necessary actions to file all documents with any appropriate regulatory agency with respect to the transfer of the Assigned Permits and to cause all appropriate regulatory agencies to acknowledge or consent, if necessary, to the transfer of the Assigned Permits to Buyer.

      (C) Post Closing Access. Buyer agrees to provide Seller with reasonable access to the Property and the books and records of the Plant transferred to Buyer hereunder as may be needed by Seller for purposes of the Walsh Litigation for a period of 3 years from the Closing Date.

10. Indemnities.

      (A) Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, agents, representatives, affiliates, partners and parent companies from an against all third party claims, actions, demands, suits, losses, liabilities and expenses, including attorneys fees, arising out of or resulting from:

      (i) Breach of any representation or warranty by Buyer contained in this Agreement;

      (ii) Any failures to perform any covenant or agreement of Buyer contained in this Agreement;

       (iii) Except as specifically otherwise provided herein, any liabilities arising out of the Property, the Assigned Contracts or the Assigned Permits.

      (B) Seller Indemnity. Seller shall indemnify, defend and hold harmless Buyer and its officers, partners and parent companies from and against all third party claims, action, demands, suits, losses, liabilities, and expenses, including attorneys fees, arising out of or resulting from:

      (i) Breach of any Representations or Warranty by Seller contained in this Agreement;

      (ii) Any failures to perform any covenant or agreement of Seller contained in this Agreement;

      (iii)    Any obligations arising out of any Retained Items.

      (C) Limitations on Scope of Indemnities.

      (i) The indemnification provided herein shall be Buyer's and Seller's sole and exclusive indemnification obligation under this Agreement or under applicable law with respect to the Property, the Assigned Contracts or the Assigned Permits;

      (ii) This indemnity shall terminate and cease to be of any force or affect eighteen months after the Closing Date;

      (iii) This indemnification shall not extend to any condition of the Property caused by Buyer; and

      (iv) the indemnified party shall be entitled to indemnity only to the extent that the aggregate indemnity payments hereunder shall exceed one hundred thousand dollars ($100,000), and the indemnifying party's obligation under this indemnity to the indemnified party shall in no event exceed the aggregate of one million dollars ($1,000,000).

     (D) Buyer and Seller, for purposes of providing assurances to the other with regard to their respective capacities to perform the indemnity obligations hereunder, further agree that:

          (i) Seller, in the event of a resolution of the Walsh Litigation by settlement, final judgment or otherwise resulting in a Net Settlement to Seller, shall retain the first $900,000.00 thereof (or such lesser amount as may be received as a Net Settlement) until eighteen months after the Closing Date, where the Net Settlement to Seller means the proceeds in hand to Seller net of any offsets or counterclaims of the other party and all litigation expenses including costs, legal fees, expert witnesses, etc. Provided that Seller may substitute a letter of credit or a Thermo Electron guarantee, in a form reasonably acceptable to Buyer, for the foregoing amount.

          (ii) In the event that Buyer shall sell, alienate, transfer, pledge, hypothecate or otherwise encumber all or substantially all of the Property acquired by Buyer under this agreement, Black Hills Capital Group, an affiliate of Buyer, shall assume and be responsible for Buyer's indemnity obligations under this agreement. Black Hills Capital Group, by its signature to this agreement, acknowledges that its conditional agreement to assume Buyer's indemnity obligation is a material inducement to Seller entering into this agreement, and Black Hills Capital Group further acknowledges that it expects to benefit from this Agreement.

 11. Assurances. Seller and Buyer shall execute such further documents and instruments, requested by either party either at or after the Closing, as may be necessary or reasonably desirable to consummate the transactions contemplated by the Agreement or any part thereof.

12. Notices. All notices or other communications under this Agreement shall be in writing and transmitted by telecopier, delivered by air courier, or deposited in the mail, postage prepaid and certified, and addressed as follows or as otherwise specified by Seller or Buyer by notice hereunder.
Notices shall be effective upon confirmed receipt.

If to Buyer:
                        Landrica Development Company
                        625 Ninth Street
                        P.O. Box 1400
                        Rapid City, SD 57709

                        Attention:  Gary Fish

                        Telephone:  605-721-2364
                        Facsimile:   605-721-2599

With copy to:
                       Morrill Thomas Nooney & Braun, LLP
                       625 Ninth Street, 8th Floor
                       P.O. Box 8108
                       Rapid City, SD 57709

                        Attention:  John Nooney

                        Telephone:  605-348-7516
                        Facsimile:   605-348-5852

If to Seller:
                        KFx Fuel Partners, LP
                        c/o Eco Fuels, Inc.
                        c/o Thermo Ecotek Corporation
                        245 Winter Street
                        Waltham, MA 02451

                        Attention:  Floyd Gent

                        Telephone:  781-370-1500
                        Facsimile:   781-370-1501

With copy to:
                        Arnold R. Wallenstein
                        Thermo Ecotek Corporation
                        245 Winter Street
                        Suite 300
                        Waltham, MA 02154

                        Telephone:  781-370-1515
                        Facsimile:  781-370-1501

13. No Waiver. No failure by Seller or Buyer to insist upon the performance of any covenant, agreement, provision, or condition of this Agreement or to exercise any right or remedy consequent upon a default hereunder shall constitute a waiver of any such default or of such covenant, agreement, provision or condition. No waiver of any default shall affect or alter this Agreement, but each and every covenant, agreement, provision, and condition of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent default hereunder.

14. Entire Agreement. This Agreement, including the exhibits and other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement between Seller and Buyer with respect to the subject matter hereof, and supersedes all prior oral or written agreements, commitments or understandings with respect thereto. No amendment hereof shall be binding on the parties unless in writing and signed by authorized representatives of both parties hereto. The headings used in this Agreement are for convenience of reference only and shall not be used to define the meaning of any provision. Time is of the essence in the execution and performance of this Agreement.

15. There presently exists a dispute between Seller and Wyodak Resources Development Corp. ("Wyodak"), an affiliate of Buyer, with respect to liability for a fire occurring in Wyodak's Clovis Point slot storage barn in conjunction with Wyodak storing K-Fuel product produced by Seller and stored in the storage barn. Seller and Wyodak, in further consideration of the undertakings to be which is hereby acknowledged, mutually release each other, their directors, officers, employees, and their respective successors and assigns, with respect to the deductible portion of the damages arising therefrom in the amount of one hundred thousand dollars ($100,000.00). The consideration stated herein is contractual and not a mere recital. This release is limited to the deductible portion of the loss, but Seller, Buyer and Wyodak do not waive or release any claim, defense, demand or action that may exist with regard to any subrogation claim of Wyodak's insurer, Hartford Steam Boiler.

16. Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective legal representatives, successors and assigns.

17. No Consequential Damages. No Party shall be liable to the other Party for any consequential, secondary or indirect damages including, without limitation, loss of profits, lost opportunity, loss of capital or loss of customers, whether arising out of breach of contract, tort or strict liability

18. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Wyoming without the application of its choice of law rules.

19. Survival. The terms and conditions of this Agreement which by their terms require or may require performance after the date hereof, and any liability that arises pursuant to this Agreement, shall survive the expiration or termination of this Agreement, except as provided in Section 6, hereof, and shall not be merged into the Deed or Bill of Sale or any other document executed in connection with the transactions contemplated hereby.

20. Execution; counterparts. This Agreement may be executed in multiple counterparts with facsimile signatures, and the agreement shall be deemed fully executed and delivered if signatures of all parties are present even if such signatures are contained on multiple, different and/or separate pages.

      IN WITNESS WHEREOF, this Agreement is entered into as of the date first set forth above.

                                   KFX FUEL PARTNERS, LP
                                   By:    Eco Fuels, Inc.
                                          General Partner


                                   By:    /s/ Floyd M. Gent
                                          -----------------------------
                                          Floyd Gent
                                          President


                                          KFx Wyoming Inc.
                                          General Partner


                                   By:    /s/ Floyd M. Gent
                                          -----------------------------
                                   Name:  Floyd M. Gent
                                          -----------------------------
                                   Title: President
                                          -----------------------------

                                   LANDRICA DEVELOPMENT COMPANY


                                   By:    /s/ Mark T. Thies
                                          -----------------------------
                                   Name:  Mark T. Thies
                                          -----------------------------
                                   Title: Controller
                                          -----------------------------

Wyodak Resources Development Corporation executes this Agreement only with respect to Section 15 hereof.

                                   Wyodak Resources Development Corporation


                                   By:    /s/ Gary R. Fish
                                          -----------------------------
                                   Name:  Gary R. Fish
                                          -----------------------------
                                   Title: President and Chief Operating Officer




Black Hills Capital Group executes this Agreement only with respect to Section 10(D)(ii) hereof.

                                   Black Hills Capital Group



                                   By:    /s/ Gary R. Fish
                                          -----------------------------
                                   Name:  Gary R. Fish
                                          -----------------------------
                                   Title: President and Chief Operating Officer



                 {Exhibits and Schedules Intentionally Omitted]